Exhibit 99.1

NEWS CORPORATION AND PERMIRA ADVISERS SIGN AGREEMENT TO SELL NDS GROUP LIMITED

NEW YORK, NY – March 15, 2012 – News Corporation and funds advised by Permira Advisers LLP announced today that they have signed an agreement to sell NDS Group Limited to Cisco Systems Inc. for approximately $5 billion, including the assumption of debt. The transaction is subject to customary closing conditions, including regulatory review in the U.S. and elsewhere, and is expected to close during the second half of calendar year 2012.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

About Permira

Permira is a European private equity firm with global reach. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Founded in 1985, the firm advises funds with a total committed capital of approximately €20 billion.

About NDS

NDS Group Ltd. creates the technologies and applications that enable pay-TV operators to securely deliver digital content to TV STBs (set-top boxes), DVRs (digital video recorders), PCs, mobiles and other multimedia devices. Over 90 of the world’s leading pay-TV platforms rely on NDS solutions to protect and enhance their business.

For more information about News Corporation, please visit www.newscorp.com.

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